Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY PROVIDES OPERATIONS UPDATE

▪	Higher cost underground mines closed

▪	Production from lower-cost surface reserves has been accelerated

▪	Updated Guidance

▪	Earnings expected to be released February 28, 2007

RICHMOND, VA, February 1, 2007 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced several operational changes to improve operating efficiencies:

•	Mine 15-A at the McCoy Elkhorn mine complex has been closed. This mine is separate and distinct from Mine 15.
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Mine 74 at the Blue Diamond mine complex has been closed. Mine 81 will continue to mine towards Mine 74 and is expected to be connected in mid-2007. This will allow the company to eliminate significant trucking expense from Mine 81 and transport the coal by beltline directly into the preparation plant at Blue Diamond.

•	A higher cost surface mine being operated by a contract miner has been terminated.
•	Saturday production shifts are being reduced across our underground CAPP operations.
•	A total of 88 mining positions Company-wide have been eliminated through layoffs or attrition.
•	Annual SG&A expenses have been reduced by approximately $400,000 through attrition.
•	Company production from the Bear Branch surface mine began in December 2006. This mine is expected to reach full production in the first quarter 2007.
•	Production from a second highwall miner is expected to begin in the first quarter 2007.

Peter T. Socha, Chairman and Chief Executive Officer of James River Coal Company, commented: “Clearly, we are accelerating our plans to achieve balance in our mining operations. We are closing our highest cost and least productive underground mines. These are mines that have been most challenged by issues of productivity, geology, or changes in the regulatory environment. These closures should allow us to place the best miners in the best mining conditions. We are also moving quickly to begin production from our lower-cost surface mine reserves. As previously disclosed, we have more than 40 surface mining projects in various stages of permitting and development.”

GUIDANCE

Below are our forecasts of certain operating measures for 2007, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below. As a result of the operating changes the Company has issued the following guidance:

	2007

	Previous	Adjustments	Current
CAPP Operations
(in millions, except per ton amounts)

Guidance Production
Company Production (net change)	9.9	(0.9)	9.0
Purchase Coal	0.5	-	0.5
Total	10.4	(0.9)	9.5

Guidance Mining Costs (per ton)	$40 - 42	$1 - 1	$41 - 43

ILB Operations
(in millions, except per ton amounts)

Guidance Production	3.4 - 3.5	n/a	3.4 - 3.5
Guidance Mining Costs (per ton)	$23 - 24	n/a	$23 - 24

Total JRCC Operations

Depreciation, depletion and amortization	$65 - 70	n/a	$65 - 70
Capital expenditures	$55 - 59	$(5) - (4)	$50 - 55

SALES COMMITMENTS

	2007		2008		2009
	Average Price Per Ton	Tons (000's)	Average Price Per Ton	Tons (000's)	Average Price Per Ton	Tons (000's)
CAPP	$46.83	8,099	$49.09	2,000	$50.56	1,000

ILB (a)	$26.46	2,002	$27.20	1,700	$25.75	1,495

(a)
Certain contracts in the Illinois Basin include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Illinois Basin in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators.

2006 FOURTH QUARTER SELECTED DATA
(Unaudited)

	Three Months
	Ended December 31, 2006

	CAPP	ILB	Consolidated

Coal Shipments (tons) (000's)	2,477	793	3,270
Production (tons) (000's)	2,413	774	3,187
Average Sales Price per ton (excludes synfuel)	$47.03	$27.79	$42.36

Capital Expenditures (in millions)			$11.5

Mr. Socha continued: “With the exception of implementing new government mandated safety initiatives, the first two months of the fourth quarter were normal operations. The last month of the quarter became quite a challenge. In late November, a continuous miner cut into an active natural gas well. The location of the gas well was not correctly identified by the drilling company on maps provided to James River or to state regulatory authorities. As a result of the accident, the mine was shut down or curtailed for several weeks while safety initiatives were designed and implemented. Other factors that had an impact on operations and financial results were the deployment of new safety mandates in our underground mines, higher than expected medical claims, and the resolution of a contingent obligation to our pre-2003 unsecured creditors as a result of the passage of the Coal Act legislation in the final days of the Republican Congress. The mines have returned to normal operations and medical claims are back to normal levels.”

EARNINGS RELEASE AND CONFERENCE CALL

The Company expects to release fourth quarter earnings before the market opens on Wednesday, February 28, 2007 and to hold a conference call with management to discuss the fourth quarter earnings at 11:00 a.m. on that day.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward- looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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